UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue
Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 28, 2011, Perry Ellis International, Inc. (the “Company”) completed the acquisition of substantially all of the assets of Rafaella Apparel Group, Inc.(“Rafaella”), Rafaella Apparel Far East Limited (“Rafaella Far East”) and Verrazano, Inc. (“Verrazano”) pursuant to the Asset Purchase Agreement dated as of January 7, 2011 (the “Agreement”) by and among Rafaella, Rafaella Far East and Verrazano (collectively, the “Sellers”) and the Company.

The Sellers have been a leading designer, sourcer, marketer and distributor of a full line of women’s better sportswear, and the assets acquired by the Company include all of the Seller’s assets used, useful or necessary in the conduct of the Seller’s business, such as, among other things, inventory, receivables, purchase orders and intellectual property. The Company assumed certain liabilities, including, among other things, liabilities of the Sellers relating to pending customer orders and certain letters of credit.

The consideration paid by the Company totaled $80 million in cash, which includes approximately $20 million of working capital, in addition to a warrant to purchase 106,564 shares of the Company’s common stock. The cash portion of the purchase price is subject to adjustment as set forth in the Agreement based on a post-closing true-up of closing net working capital. The Agreement provides for the escrow of $3.5 million of the cash portion of the purchase price for a period of one year following the closing date to satisfy certain indemnity claims against the Sellers under the Agreement and an additional $3.0 million for a period of up to approximately 90 days following the closing date in connection with the post-closing true-up adjustments. The Company funded the acquisition through its senior credit facility, including a $25 million exercise of the accordion feature under the credit facility. Pursuant to the transition services agreement entered into at closing, certain employees of Rafaella that have been employed by the Company will be made available to assist Rafaella for a period of up to nine months following the closing in the wind down of the business and operations of the Sellers.

The warrant issued to Rafaella as part of the purchase price is exercisable commencing on the business day immediately following the first business day after the closing on which the closing price of the Company’s common stock equals or exceeds $28.152 and expiring two years following the closing date. The warrant is exercisable for a total of 106,565 shares of the Company’s common stock at an exercise price of $.01 per share. The exercise price per share and number of shares issuable upon exercise are subject to adjustments for stock splits, dividends, subdivisions or combinations involving the common stock.

Forward-Looking Statements

The Company cautions readers that the forward-looking statements (statements that are not historical facts) in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements herein include, but are not limited to, statements regarding anticipated benefits of the proposed Asset Purchase and the expected financial benefits to the Company’s shareholders.

Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. The Company has based such forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of the Company’s major customers or programs, anticipated and unanticipated trends and conditions in the Company’s industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of the Company’s planned advertising, marketing and promotional campaigns, the Company’s ability to contain costs, disruptions in the supply chain, the Company’s future capital needs and its ability to obtain financing, the Company’s ability to integrate acquired businesses, trademarks, trade names and licenses, the Company’s ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which the Company is are a party, changes in the costs of raw materials, labor and advertising, the Company’s ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, the Company’s ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

(d)	Exhibits.

4.1	Warrant for the Purchase of Shares of Common Stock dated as of January 28, 2011 issued to Rafaella Apparel Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: February 3, 2011	By:	/s/ Cory Shade
Cory Shade, General Counsel